Exhibit 4.1

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of June 15, 2021 by and among Checkers Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of Parent (as defined below) (the “Successor Entity”), Grubhub Holdings Inc., as Issuer, and Wilmington Trust, National Association, a national banking association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Issuer, Grubhub Inc. (the “Predecessor Company”), the Guarantors named therein and the Trustee have heretofore executed and delivered an indenture dated as of June 10, 2019 among the Issuer, the Guarantors named therein and the Trustee (as further amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $500.0 million of 5.500% Senior Notes due 2027 of the Issuer (the “Notes”);

WHEREAS, the Predecessor Company entered into an Agreement and Plan of Merger dated as of June 10, 2020, as amended on September 4, 2020 and March 12, 2021 (the “Merger Agreement”), with Just Eat Takeaway.com N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Parent”), Checkers Merger Sub I, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”) and the Successor Entity;

WHEREAS, pursuant to the Merger Agreement, and subject to the terms and conditions thereof, on June 15, 2021, Merger Sub will merge with and into the Predecessor Company (such merger, the “Initial Merger”), with the Predecessor Company as the surviving corporation in the Initial Merger (the “Initial Surviving Company”), and, immediately following the Initial Merger, the Initial Surviving Company will merge with and into the Successor Entity (such merger, the “Subsequent Merger” and the time at which the Subsequent Merger becomes effective, the “Second Effective Time”), with the Successor Entity as the surviving corporation in the Subsequent Merger;

WHEREAS, pursuant to Section 4.1(a)(1) of the Indenture, in connection with the consummation of the Subsequent Merger, the Successor Entity is required to assume, by supplemental indenture, all obligations of the Predecessor Company under the Notes and the Indenture;

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer, any Guarantor (with respect to its Guarantee or the Indenture) and the Trustee are authorized to execute and deliver a supplemental indenture to comply with Section 4.1 of the Indenture without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Successor Entity, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; ASSUMPTION

Section 2.1. Assumption. The Successor Entity hereby expressly assumes (the “Assumption”) all of the obligations and agreements of the Predecessor Company, as the “Company”, under the Notes and the Indenture and hereby succeeds to, and is substituted for, and may exercise every right and power of, the Predecessor Company under the Indenture and the Notes, and all references to the “Company” in the Indenture and the Notes shall be deemed to be references to the Successor Entity.

ARTICLE III

MISCELLANEOUS

Section 3.1. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective as of the Second Effective Time.

Section 3.2. Notices. All notices and other communications to the Successor Entity shall be given as provided in the Indenture to such Successor Entity, at the addresses set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.

Just Eat Takeaway.com N.V.

Oosterdoksstraat 80

1011 DK Amsterdam

The Netherlands

+31 (0)20 210 7000

Corporation Service Company

251 Little Falls Drive

Wilmington, DE 19808

County of New Castle

(Address of registered agent of Successor Entity)

Section 3.3. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.4. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.5. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.6. Benefits Acknowledged. The Successor Entity’s Assumption set forth herein is subject to the terms and conditions set forth in the Indenture. The Successor Entity acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the obligations and agreements assumed by it pursuant to this Supplemental Indenture are knowingly made in contemplation of such benefits.

Section 3.7. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon the execution and delivery of this Supplemental Indenture by the Successor Entity, the Issuer and the Trustee, the Indenture shall be supplemented and amended in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. All the provisions of this Supplemental Indenture shall thereby be deemed to be incorporated in, and a part of, the Indenture, and the Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 3.8. The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 3.9. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.10. Execution and Delivery. The Successor Entity agrees that its Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

Section 3.11. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CHECKERS MERGER SUB II, INC., as the Successor Entity

By:	/s/ Adam DeWitt
Name: Adam DeWitt
Title: President and Chief Financial Officer

GRUBHUB HOLDINGS INC.

By:	/s/ Adam DeWitt
Name: Adam DeWitt
Title: President and Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Nedine P. Sutton
Name: Nedine P. Sutton
Title: Vice President

[Signature Page to the First Supplemental Indenture]